Exhibit 5.2

March 13, 2012

DCP Midstream Partners, LP

DCP Midstream Operating, LP

370 17th Street, Suite 2775

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Guarantor”), and DCP Midstream Operating, LP, a Delaware limited partnership and a wholly-owned subsidiary of the Guarantor (the “Issuer”), in connection with the proposed offering and sale by the Issuer of $350,000,000 aggregate principal amount of the Issuer’s 4.95% Senior Notes due 2022 (the “Notes”). The Notes are being issued under an Indenture dated as of September 30, 2010 (the “Base Indenture”) between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto dated as of September 30, 2010 and the Second Supplemental Indenture thereto dated as of March 13, 2012 (collectively, the “Supplemental Indentures” and each individually, a “Supplemental Indenture”), among the Issuer, the Guarantor and the Trustee. The Base Indenture, as amended and supplemented by the Supplemental Indentures, is referenced herein as the “Indenture.” The payment of the principal of and interest on the Notes is being guaranteed by the Guarantor pursuant to the guarantee included in the Indenture (the “Guarantee” and, together with the Notes, the “Securities”), and the Securities are being sold by the Issuer and the Guarantor, as applicable, to the several underwriters pursuant to an Underwriting Agreement dated as of March 8, 2012 (the “Underwriting Agreement”) among the Issuer, the Guarantor, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. The Issuer and the Guarantor are collectively referred to herein as the “Obligors.”

We have also participated in the preparation of a prospectus supplement dated March 8, 2012 (the “Prospectus Supplement”), and the prospectus dated May 26, 2010 (the “Prospectus”), each forming part of the Registration Statement on Form S-3 (File Nos. 333-167108 and 333-167108-01), as amended (the “Registration Statement”), to which this opinion is an exhibit. The Prospectus Supplement has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinion set forth below, including:

1.	The Registration Statement, the Prospectus and the Prospectus Supplement;

2.	The executed Underwriting Agreement;

3.	The Indenture;

4.	The Certificate of Limited Partnership of the Guarantor as filed with the Secretary of State of the State of Delaware on August 5, 2005, and certified by the Secretary of GP LLC;

5.	The Second Amended and Restated Agreement of Limited Partnership of the Guarantor, dated as of November 1, 2006; Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of the Guarantor, dated as of April 11, 2008; and Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of the Guarantor, dated as of April 1, 2009 (as so amended, the “Partnership Agreement”), and certified by the Secretary of DCP Midstream GP LLC (“GP LLC”) as in full force and effect on the date hereof;

6.	The Certificate of Limited Partnership of DCP Midstream GP, LP (the “General Partner”), as filed with the Secretary of State of the State of Delaware on August 5, 2005, and certified by the Secretary of GP LLC;

7.	The First Amended and Restated Agreement of Limited Partnership of the General Partner, dated as of December 7, 2005 (the “GP Partnership Agreement”), and certified by the Secretary of GP LLC as in full force and effect on the date hereof;

8.	The Certificate of Formation of GP LLC as filed with the Secretary of State of the State of Delaware on August 5, 2005, and certified by the Secretary of GP LLC;

9.	The Amended and Restated Limited Liability Company Agreement of GP LLC, dated as of December 7, 2005, and Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of GP LLC, dated as of January 20, 2009 (as so amended, the “GP LLC Agreement”), and certified by the Secretary of GP LLC as in full force and effect on the date hereof;

10.	The Certificate of Limited Partnership of the Issuer, as filed with the Secretary of State of the State of Delaware on September 15, 2005, and certified by the Secretary of DCP Midstream Operating, LLC (the “OLP GP”);

11.	The Amended and Restated Agreement of Limited Partnership of the Issuer, dated as of December 7, 2005 (the “OLP Partnership Agreement”), and certified by the Secretary of the OLP GP as in full force and effect on the date hereof;

12.	The Certificate of Formation of the OLP GP, as filed with the Secretary of State of the State of Delaware on September 15, 2005, and certified by the Secretary of the OLP GP;

13.	The Amended and Restated Limited Liability Company Agreement of the OLP GP, dated as of March 17, 2006 (the “OLP GP Agreement”), certified by the Secretary of the OLP GP as in full force and effect on the date hereof; and

14.	Partnership and limited liability company records, as applicable of the Issuer, the Guarantor, the General Partner, GP LLC, and OLP GP, as furnished and certified to us by each of them, including copies of resolutions duly adopted by the Board of Directors of GP LLC, dated February 15, 2012, resolutions duly adopted by the Board of Directors of OLP GP, dated February 15 2012 and the Pricing Committee of the Board of Directors of GP LLC, dated March 8, 2012.

15.	The executed global security representing the Notes, including the notation of Guarantee thereon (the “Global Note”).

In making our examination, we have assumed (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, electronic, conformed, or photostatic copies; (iv) that each person signing in a representative capacity (other than on behalf of the Partnership) any document reviewed by us had authority to sign in such capacity; (v) that the obligations of parties other than the Obligors to the Underwriting Agreement are valid, binding and enforceable; (vi) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (vii) the accuracy, completeness and authenticity of certificates of public officials. In connection with the opinions hereinafter expressed, we have assumed that the Securities will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the execution, delivery and performance by the Issuer of the Base Indenture have been duly authorized by all necessary limited partnership action of the Issuer, (ii) the Base Indenture has been duly executed and delivered by the Issuer, (iii) the execution, delivery and performance by each of the Obligors of each Supplemental Indenture has been duly authorized by all necessary limited partnership action of each of the Obligors, (iv) each Supplemental Indenture has been duly executed and delivered by each of the Obligors in accordance with the terms of the Base Indenture, (v) the execution, issuance, delivery and performance by the Issuer of the Notes have been duly authorized by all necessary limited partnership action of the Issuer, (vi) the Global Note (in the form examined by us) representing the Notes has been duly executed by the Issuer in accordance with the terms of the Indenture and has been delivered in accordance with the terms of the Indenture, (vii) the execution, issuance, delivery and performance by the Guarantor of the Guarantee to be endorsed on the Notes as provided in the Indenture have been duly authorized by all necessary limited partnership action of the Guarantor, and (viii) the Guarantee to be endorsed on the global note as provided in the Indenture has been duly executed by the Guarantor in accordance with the terms of the Indenture and has been delivered in accordance with the terms of the Indenture.

We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Act, in each case as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, to the filing of this opinion letter as an exhibit to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, and to the incorporation by reference of this opinion letter into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holland & Hart LLP